Exhibit 10.8

SECOND AMENDMENT

OF

H.B. FULLER COMPANY

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

(2005 Amendment and Restatement)

H.B. Fuller Company (“H.B. Fuller”) and certain affiliated companies (“Employers” or “Employer,” as applicable) maintains a nonqualified, unfunded deferred compensation plan (the “Plan”) for the benefit of a select group of employees which is currently embodied in a document entitled “H.B. Fuller Company Key Employee Deferred Compensation Plan (2005 Amendment and Restatement)” as amended by a First Amendment adopted on January 24, 2008 (the “Plan Statement”). To comply with final regulations under section 409A of the Code, the Plan Statement is hereby amended as follows:

1. CLARIFICATION REGARDING SCOPE OF FIRST AMENDMENT. To clarify the scope of the First Amendment of the Plan Statement, Section 1 of the Plan Statement is amended effective January 23, 2008, by adding a new Section 1.1.4 to read as follows:

1.1.4. Scope of First Amendment. The First Amendment of the Plan Statement adopted on January 24, 2008, shall apply to Section 1.2.4(b) of the Plan Statement and to Section 1.1(d)(ii) of the Prior Plan Statement.

2. DEFINITION OF AFFILIATE. Effective January 1, 2008, Section 1.2.2 of the Plan Statement is amended to read as follows:

1.2.2. Affiliate — a business entity that is treated as a single employer with H.B. Fuller Company under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.

3. DEFINITION OF ELIGIBLE COMPENSATION. Effective January 1, 2008, Section 1.2.12 of the Plan Statement is amended to read as follows:

1.2.12. Eligible Compensation — compensation which is Eligible Earnings as defined under the H.B. Fuller Thrift Plan; provided, however, that Eligible Compensation (i) shall be determined without regard to limitations imposed under section 401(a)(17) of the Code, and, (ii) to the extent not already excluded from the definition of Eligible Earnings, Eligible Compensation, shall exclude: (A) any awards under the Short-Term Incentive Plan or the Annual and Long Term Incentive Plan, and (B) the value of all stock options and stock appreciation rights (whether or not exercised).

4. NAMES OF PERFORMANCE AWARD PLANS. Effective January 1, 2008, Sections 1.2.17 and 1.2.21 are amended to read as follows (and Section 1 is reordered accordingly) and all references in the Plan Statement to “PUP Award” are replaced with “LTIP Award”:

1.2.17. LTIP Award — a cash award paid pursuant to the H.B. Fuller Annual and Long Term Incentive Plan (or similar successor plan) which is performance-based compensation as defined in section 409A of the Code.

1.2.21. STIP Award — a cash award paid pursuant to the H.B. Fuller Short Term Incentive Plan (or similar successor plan) which is performance-based compensation as defined in section 409A of the Code.

5. DEFINITION OF SEPARATION FROM SERVICE. Effective January 1, 2008, Section 1.2.20 of the Plan Statement is amended to read as follows:

1.2.20. Separation from Service — a severance of an employee’s employment relationship with the Employers and all Affiliates for any reason other than the employee’s death.

(a)	A transfer from employment with an Employer to employment with an Affiliate, or vice versa, shall not constitute a Separation from Service.

(b)	Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer for less than thirty-six (36) months).

(c)	Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with the Employer or an Affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Employer or an Affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

(d)	Where as part of a sale or other disposition of assets by the Employer to an employer that is not an Affiliate, an employee providing services to the Employer immediately before the transaction and to the buyer immediately after the transaction (“Affected Employee”) would otherwise experience a Separation from Service from the Employer as a result of the transaction, the Employer and the buyer shall have the discretion to specify that the Affected Employee has not experienced a Separation from Service if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all Affected Employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.

6. CANCELLATION OF ELECTION UPON UNFORESEEABLE EMERGENCY, HARDSHIP OR DISABILITY. Effective January 1, 2008, Section 3.5 of the Plan Statement is amended to read as follows:

3.5. Irrevocability. An election to defer Eligible Compensation or any STIP/LTIP Awards that is accepted by the Committee shall be irrevocable for the calendar year or performance period (as applicable) to which it applies; provided, however, that in the event of an Unforeseeable Emergency or hardship distribution under section 401(k)-1(d)(3) of the Code or disability, a Participant’s deferral elections shall be cancelled and further deferrals shall not be made during that period. For purposes of this Section 3.5, disability shall mean any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, which can be expected to result in death or last for a continuous period of at least six (6) months. Cancellation in the event of disability shall occur as soon as administratively feasible after disability is determined but must occur by the fifteenth (15th) day of the third month following the date the disability occurs or, if later, by December 31 following the date the disability occurs.

7. SUSPENSION OF ELIGIBILITY. Effective January 1, 2008, Section 3.8 of the Plan Statement is amended to read as follows:

3.8. Suspension of Eligibility. If the Committee, a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal determination that a Participant has ceased to be a member of a select group of management or highly compensated employees (as that term is used in ERISA), any election previously made by such individual to defer Eligible Compensation or STIP and LTIP Awards for the calendar year or performance period, as applicable, in which the determination is made shall remain in effect for such calendar year or performance period, but no further elective deferrals shall be permitted thereafter until such time as the individual is again determined by the Committee to be eligible to participate in the Plan.

Furthermore, matching and discretionary credits for such individual under Sections 4.2 and 4.3 shall cease upon such determination until such time as the individual is again determined by the Committee to be eligible to participate in the Plan.

8. FRACTIONAL SHARES. Effective January 1, 2008, Section 4.3 of the Plan Statement is amended by adding after the word “units” the following parenthetical phrase:

(including fractions thereof)

9. CLARIFICATION REGARDING SIX MONTH DELAY. Effective January 1, 2008, Section 7.1 is clarified by revising the proviso in the first paragraph to read as follows:

provided, however, if the Distribution Event is the Participant’s Separation from Service under (d) above, determination of the value of the Participant’s Account shall be delayed until the last business day of the month in which occurs the six (6) month anniversary of the date following the date of the Participant’s Separation from Service (or if earlier, until the death of the Participant), and distribution shall be made or commenced within sixty (60) days thereafter.

10. FORM OF DISTRIBUTION TO BENEFICIARY. Effective January 1, 2008, the Plan Statement is amended by adding to the end of Section 7.2 the following sentence:

Notwithstanding the foregoing, effective for any death occurring on or after January 1, 2009, distribution shall be made to a Beneficiary in a lump sum.

11. SPECIAL RULES – PARACHUTE PAYMENT. Effective January 1, 2005, Section 7.5.3 is deleted in its entirety.

12. SMALL AMOUNT CASHOUT. Effective for all distributions on and after January 1, 2008, Section 7.5.5 of the Plan Statement is deleted in its entirety.

13. DEATH PRIOR TO FULL PAYMENT. Effective January 1, 2008, the Plan Statement is amended by revising the first sentence in Section 7.8 to read as follows:

If a Participant who is receiving installment payments dies before installments are completed, the remaining installments shall be made to the Beneficiary on the same dates payments would otherwise have been made to the Participant; provided, however, that if the Participant’s death occurs on or after January 1, 2009, the remaining installments shall be paid to the Beneficiary in a lump sum within sixty (60) days after the Participant’s death.

14. CHOICE OF LAW AND FORUM. Effective January 1, 2008, Section 12.7 of the Plan Statement and Section 12.7 of the Prior Plan Statement are amended to read as follows:

12.7. Choice of Law and Forum. Except to the extent that federal law is controlling, this Plan Statement shall be construed and enforced in accordance with the laws of the State of Minnesota. All controversies, disputes, claims, or causes of actions arising under or related to the Plan or any other party with a relationship to the Plan (including any claims for benefits or any other claims brought under ERISA § 502) must be brought in the United States District Court For The District Of Minnesota.

15. APPENDIX A. Effective January 1, 2005, Appendix A shall be amended by revising paragraph A.3.8 to read as follows:

A.3.8. Section 6.5 (parachute payment) shall be deleted and have no effect.

16. APPENDIX A. Effective January 1, 2005, Appendix A shall be amended by adding a new paragraph A.3.10 to read as follows:

A.3.10. Section 6.2 (distribution commencement date) shall be subject to the six (6) month delay rule in Section 7.1 of the Plan Statement for distributions that are made on account of a Separation from Service.

17. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.

Dated: October 2, 2008	H.B. Fuller Company

	By:	/s/ Michele Volpi
	Its:	President and Chief Executive Officer